ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20140341613-45
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/08/2014 10:56 AM
	Entity Number E0260502010-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

On-Air Impact, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that out of the Ten Million (10,000,000) authorized shares of "blank check" preferred stock, par value $0.0001 per share (the "Preferred Stock"), of the Corporation as set forth in the Corporation's Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes, an aggregate of Two Hundred Thousand (200,000) shares of Preferred Stock shall hereby be designated as Series B Non-Convertible Preferred Stock (the "Series B Non-Convertible Preferred Stock"), having the rights, preferences, obligations and distinctions as set forth in that certain Certificate of Designation attached hereto as Exhibit A (the "Series B Certificate of Designation"), and that the proper officers of the Corporation are hereby authorized and directed to file the Series B Certificate of Designation with the Secretary of State of the State of Nevada.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS OF THE SERIES B NON-CONVERTIBLE PREFERRED STOCK ($0.0001 PAR VALUE PER SHARE)

OF

ON -AIR IMPACT, INC.

A NEVADA CORPORATION

Pursuant to Section 79.1955 of Chapter 78 of the Nevada Revised Statutes, **ON-AIR IMPACT, INC.**, corporation organized and existing under the State of Nevada (the "**Corporation**"), in accordance with the provisions thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the "**Certificate of Designation**") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation and Amount.

This series of Preferred Stock shall be designated "**Series B Non-Convertible Preferred Stock**" and the authorized number of shares constituting such series shall be **Two Hundred Thousand (200,000)**. The par value of the Series B Non-Convertible Preferred Stock shall be $0.0001 per share. Shares of the Series B Non-Convertible Preferred Stock shall have a stated value of $0.0001 per share (the "**Stated Value**").

2. Dividends.

The holders of shares of Series B Non-Convertible Preferred Stock shall not be entitled to receive any dividends.

3. Preferences on Liquidation.

Subject to the provisions of **Section 6(a)** below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series B Non-Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4. Voting Rights.

Except as otherwise required by law or by the Certificate of Incorporation and except as set forth in **Section 6(b)** below, the outstanding shares of Series B Non-Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series B Non-Convertible Preferred Stock outstanding and as long as at least one of such shares of Series B Non-Convertible Preferred Stock is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series B Non-Convertible Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

5. Negative Covenants.

The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Non-Convertible Preferred Stock against impairment.

6. Ranking; Changes Affecting Series.

(a) The Series B Non-Convertible Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series B Non-Convertible Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series B Non-Convertible Preferred Stock.

(b) So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series B Non-Convertible Preferred Stock, or (ii) amend the provisions of this **Section 6**; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Non-Convertible Preferred Stock, as to changes affecting the Series B Non-Convertible Preferred Stock.

7. No Redemption.

The shares of the Series B Non-Convertible Preferred Stock are not redeemable.

8. Protection Provisions.

So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series B Non-Convertible Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series B Non-Convertible Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Non-Convertible Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Senior Securities**");

(d) create any new class or series of capital stock ranking *pari passu* with the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Pari Passu Securities**");

(e) increase the authorized number of shares of Series B Non-Convertible Preferred Stock;

(f) issue any shares of Series B Non-Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) issue any additional shares of Senior Securities; or

(h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series B Non-Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Non-Convertible Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series B Non-Convertible Preferred Stock that did not agree to such alteration or change (the "**Dissenting Holders**").

9. Merger, Consolidation, Etc.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Corporation with or into another corporation, (ii) the sale of all or substantially all of the Corporation's capital

stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Corporation shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Corporation in which in excess of 50 percent of the Corporation's voting power is transferred (each, a "**Reorganization**"), then as a part of such Reorganization, provision shall be made so that the holders of the Series B Non-Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization.

(b) The provisions of this **Section 9** are in addition to and not in lieu of the provisions of **Section 2** hereof.

10. No Impairment.

The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Non-Convertible Preferred Stock against impairment.

11. Lost or Stolen Certificates.

Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Authorized Officer this May 8th, 2014.

ON-AIR IMPACT, INC.

By: /s/ Edward Whitehouse
Name: Edward Whitehouse
Title: Secretary, Treasurer and Director